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EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



EARNINGS
                                                                      2000       2001        2002          2003     June 30, 2004
                                                                    ---------------------------------------------------------------
                                                                                       (in thousands)
ADD:           Pretax income from continuing operations before adj.
               for minority interests in consolidated subs or
               income or loss from equity investees                   (2,864)    (7,471)     (150,144)   (192,515)         (80,394)

               Fixed charges                                          48,322    213,338       381,024     436,291          184,212

               Amortization of capitalized interest                        0        522         5,252      10,756            6,438

               Distributed income of equity investees                      -          -             -           -                -

SUBTRACT:      Interest capitalized                                  (48,322)  (197,700)     (236,400)   (123,600)         (42,400)

               Minority interest in pre-tax income of subs that
               have not incurred fixed charges                             -                        -           -                -

               Preference security dividend requirements of
               consolidated subs.                                          -          -             -           -                -
                                                                    ---------------------------------------------------------------
Total Earnings                                                        (2,864)     8,689          (268)    130,932           67,856


FIXED CHARGES

ADD:           Interest expensed and capitalized                      48,322    213,338       381,024     436,291          184,212

               Estimate of interest within rental expense                  -          -             -           -                -

               Preference security dividend requirements of
               consolidated subs.                                          -          -             -           -                -

-----------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges                                                   48,322    213,338       381,024     436,291          184,212


EARNINGS TO FIXED CHARGES                                              (0.06)      0.04         (0.00)       0.30             0.37